Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-167982) and the related Prospectus Supplement of Government Properties Income Trust for the registration of up to 7,475,000 of its common shares of beneficial interest and to the incorporation therein of a) our report dated June 20, 2011 with respect to the statements of revenues and certain operating expenses of  305 East 46th Street, Meadows Office Portfolio, and Southpointe I for the year ended December 31, 2010 included in Government Properties Income Trust’s Current Report on Form 8-K/A dated June 27, 2011, filed with the Securities and Exchange Commission and b) our report dated February 16, 2011 with respect to the statement of revenues and certain operating expenses of One State Street Square for the year ended December 31, 2009 included in Government Properties Income Trust’s Current Report on Form 8-K dated February 22, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 18, 2011